Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors

Heartland Oil and Gas Corp.

We hereby consent to the use of our audit report dated 24 March 2006, except for notes 7 and 15, as to which the date is July 31, 2006, on the balance sheet of Heartland Oil and Gas Corp. as at December 31, 2005 and 2004 and the related operations statement, stockholders’ equity statement and cash flow statement for the three years ended December 31, 2005, 2004 and 2003 in the annual report on Form 10-K/A (Amendment No. 2) for Heartland Oil and Gas Corp.

“Staley, Okada & Partners”

Vancouver, B.C., Canada	STALEY, OKADA & PARTNERS
August 16, 2006	CHARTERED ACCOUNTANTS